Exhibit 107
Calculation of Filing Fee Tables
SC TO-I
(Form Type)
Cummins Inc.
(Name of Issuer)
Cummins Inc.
(Name of Person(s) Filing Statement)
Table 1: Transaction Valuation
	Transaction Valuation	Fee rate	Amount of Filing Fee
Fees to Be Paid	$1,379,088,054.30(1)	$0.0001476	$203,553.40(2)
Fees Previously Paid
Total Transaction Valuation	$1,379,088,054.30
Total Fees Due for Filing			$203,553.40
Total Fees Previously Paid
Total Fee Offsets			$203,553.40
Net Fee Due			$—

(1)
This valuation assumes the acquisition of up to 5,455,685 shares of common stock, par value $2.50 per share (“Cummins Common Stock”), of Cummins Inc., an Indiana corporation (“Cummins”), in exchange for up to 67,054,726 shares of common stock, par value $0.0001 per share (“Atmus Common Stock”), of Atmus Filtration Technologies Inc., a Delaware corporation (“Atmus”), pursuant to the exchange offer (the “Exchange Offer”) described in the prospectus forming a part of the registration statement filed by Atmus on Form S-4, which was initially filed on February 14, 2024 (Registration No. 333-277051), relating to the transactions described on the Schedule TO with which this exhibit is filed. This valuation, estimated solely for the purpose of calculating the filing fee pursuant to Rule 0-11(a)(4) under the Securities Exchange Act of 1934, as amended, is based on the product of (i) $252.78, the average of the high and low prices of Cummins Common Stock as reported on the New York Stock Exchange on February 13, 2024 and (ii) 5,455,685, the maximum number of shares of Cummins Common Stock to be acquired in the Exchange Offer (based on the indicative exchange ratio of 12.2908 shares of Atmus Common Stock per share of Cummins Common Stock in effect following the close of trading on the New York Stock Exchange on February 13, 2024 based on the daily VWAPs of shares of Cummins Common Stock and Atmus Common Stock on February 9, 12 and 13, 2024).

(2)
Calculated at $147.60 per $1,000,000.00 of the Transaction Valuation in accordance with Rule 0-11 under the Exchange Act, as modified by the First Fee Rate Advisory for Fiscal Year 2024.

Table 2: Fee Offset Claims and Sources
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims	Cummins Inc.	SC TO-I	005-[ ]	February 14, 2024		$203,553.40
Fee Offset Sources	Atmus Filtration Technologies Inc.	S-4	333-[ ]		February 14, 2024		$203,553.40